Exhibit 99.1

Multi-Color Corporation Announces

Results for Third Quarter of Fiscal 2009

SHARONVILLE, OHIO, January 30, 2009 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the third quarter ended December 31, 2008.

Third quarter highlights as compared to the prior year included:

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Net revenues increased 30% to $62.6 million from $48.3 million. The increase in revenues was due to the Collotype acquisition completed in February 2008, which generated $21.9 million in revenues for the quarter, partially offset by a $7.5 million or 16% reduction in North American organic revenues.

•	Gross profit increased 20% to $10.3 million due to the Collotype acquisition, partially offset by a reduction in gross profit due to the shortfall in North American organic revenues.

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Selling, general and administrative (S,G&A) expenses increased $1.2 million due to comparable expenses from the Collotype acquisition. As a percent of sales, S,G&A expenses were reduced by 40 basis points due to cost reduction actions.

•	Operating income increased 15% to $4.3 million from $3.8 million.

•	Interest expense increased $1.5 million due to increased debt incurred to finance the Collotype acquisition. During the quarter, the Company repaid $5.9 million or 5% of long term debt.

•	Net income from continuing operations decreased to $1.6 million from $2.0 million.

•	Diluted Earnings Per Share (EPS) from continuing operations decreased to 13 cents per diluted share from 19 cents.

Frank Gerace, President and CEO of Multi-Color Corporation stated, “We experienced a very challenging third quarter as a result of reduced sales activity, wine industry seasonality and foreign currency fluctuations. Our North American customers are feeling the impact of dramatic inventory adjustments at the retail and household levels. Although we expect seasonal improvement with wine customers toward the end of our fiscal year, we are not able to predict when sales activity with our North American consumer product customers will improve. Aggressive sales and operational plans have been implemented to mitigate the impact of the lower sales activity.”

•	Financial results for the 2008 and 2007 quarterly and year-to-date periods included special items as described below:

•	During the quarter ended December 31, 2008, the Company incurred $192,000 ($112,000 after-tax) of acquisition related expenses which reduced diluted EPS by 1 cent.

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During the quarter ended December 31, 2007, the Company recorded a non-cash charge of $957,000 ($642,000 after-tax) in Other Expenses to reflect the change in fair value of foreign currency forward contracts associated with the Collotype acquisition. In addition, the Company incurred approximately $292,000 ($196,000 after-tax) of expenses related to its manufacturing expansion plan. Combined, these items reduced diluted EPS by 8 cents.

•	Excluding the impacts of the special items from 2008 and 2007, Adjusted EPS from Continuing Operations decreased to 14 cents per diluted share from 27 cents as shown below:

	Three Months Ended
	12/31/08	12/31/07
Diluted EPS from Continuing Operations, as reported	$0.13	$0.19
Impact of Special Items	0.01	0.08
Adjusted EPS from Continuing Operations	$0.14	$0.27

For the nine month period ended December 31, 2008, Multi-Color’s net revenues of $222.7 million increased 46% compared to the prior year. The increase in revenues was due to Collotype which added $84.4 million in revenue, partially offset by a $14.3 million or 9% reduction in North American organic revenues. Income from Continuing Operations increased 10% to $8.6 million, while EPS from Continuing Operations decreased to 69 cents per diluted share from 75 cents.

•	Financial results for the nine month period ended December 31, 2008 also included special items from the quarterly periods ended June 30, 2008 and September 30, 2008 as follows:

•	During the quarter ended June 30, 2008, the Company recorded an asset impairment charge of $226,000 ($144,000 after-tax) which reduced diluted EPS by 1 cent.

•	During the quarter ended September 30, 2008, the Company incurred $517,000 ($346,000 after-tax) in severance and termination costs which reduced diluted EPS by 3 cents.

•	Excluding the impacts of the special items from the 2008 and 2007 nine month periods, Adjusted EPS from Continuing Operations decreased to 74 cents per diluted share from 83 cents as shown below:

	Nine Months Ended
	12/31/08	12/31/07
Diluted EPS from Continuing Operations, as reported	$0.69	$0.75
Impact of Special Items	0.05	0.08
Adjusted EPS from Continuing Operations	$0.74	$0.83

•	During the nine month period, the Company repaid $19.2 million or 15% of long term debt.

“As a result of unprecedented worldwide economic conditions, it has become increasingly difficult to predict our customers’ demand. Accordingly, we will continue to focus on the elements that are within our control. We expect to emerge from the current cycle with a lower cost structure, broader customer base, improved asset utilization and stronger company,” Gerace concluded.

Fiscal Year 2009 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on January 30, 2009 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-679-8018 (code 98344655) or for international access please call 1-617-213-4845 (code 98344655) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on January 30, 2009 until midnight (ET) on February 6, 2009, by calling 1-888-286-8010 (code 79874803) if domestic or for international access please call 1-617-801-6888 (code 79874803). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PJWCRRF7L (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to it’s customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Sharonville, Ohio based Multi-Color Corporation is a leader in global label solutions through its two business units: North American Business Unit and International Business Unit. Established in 1916, Multi-Color supports the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage and automotive products. Multi-Color acquired Collotype Labels on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and is the world’s leading and most awarded pressure sensitive wine & spirits label printer. Multi-Color is the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue applied labels and shrink sleeves. Multi-Color has 14 manufacturing locations worldwide; 8 in the U.S., 5 in Australia and 1 in South Africa.

For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues	$62,644	$48,267	$222,731	$152,604
Cost of Goods Sold	52,369	39,731	182,799	124,729

Gross Profit	10,275	8,536	39,932	27,875
Gross Margin	16%	18%	18%	18%
Selling, General & Administrative	5,930	4,764	21,335	15,040

Operating Income	4,345	3,772	18,597	12,835

Other (Income) Expense	22	778	(356)	392
Interest Expense	1,557	54	5,551	177

Income from Continuing Operations before Taxes	2,766	2,940	13,402	12,266
Provision for Taxes	1,160	968	4,819	4,483

Income from Continuing Operations	1,606	1,972	8,583	7,783
Income (Loss) from Discontinued Operations, Net of Taxes	—	152	(170)	7,022

Net Income	$1,606	$2,124	$8,413	$14,805

Basic Earnings Per Share:
Income from Continuing Operations	$0.13	$0.19	$0.71	$0.78
Income (Loss) from Discontinued Operations	$—	$0.02	$(0.01)	$0.70

Basic Earnings Per Share	$0.13	$0.21	$0.70	$1.48

Diluted Earnings Per Share:
Income from Continuing Operations	$0.13	$0.19	$0.69	$0.75
Income (Loss) from Discontinued Operations	$—	$0.02	$(0.01)	$0.68

Diluted Earnings Per Share	$0.13	$0.21	$0.68	$1.43

Basic Shares Outstanding	12,195	10,065	12,146	10,025
Diluted Shares Outstanding	12,344	10,349	12,498	10,345

All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effective September 17, 2007.

	Selected Balance Sheet Information (in 000’s) Unaudited
	Dec. 31, 2008	March 31, 2008
Current Assets	$52,298	$72,228
Total Assets	$262,757	$314,080
Current Liabilities	$42,678	$53,711
Total Liabilities	$160,206	$194,142
Stockholders’ Equity	$102,551	$119,938
Total Debt	$108,591	$131,751

The operating results of Quick Pak are presented as discontinued operations in the Company’s consolidated financial results for all periods presented.

Certain prior year amounts have been reclassified to conform to current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation (513) 345-1108

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